Exhibit 4.31
EXECUTION VERSION
     FIRST AMENDMENT dated as of February 20, 2007 (this “Amendment”), to the AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of October 11, 2001, as amended and restated as of August 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LAND O’LAKES, INC., a cooperative corporation organized under the laws of the State of Minnesota (the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          A. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.
          B. The Borrower has notified the Administrative Agent that it intends to sell for an aggregate purchase price of not less than $200,000,000 either (a) substantially all the assets owned by each of Cheese and Protein International LLC (“CPI”) and Golden Valley Dairy Products (“GVDP”) or (b) all outstanding Equity Interests in each of CPI and GVDP (either event, the “Tulare Transaction”).
          C. The Borrower has requested that the Lenders amend certain provisions of the Credit Agreement in connection with the Tulare Transaction (as defined below) and its intended use of the Tulare Net Proceeds (as defined below) as set forth herein.
          D. The Required Lenders are willing to effect such amendments on the terms and subject to the conditions of this Amendment.
          E. Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
          SECTION 1. Amendment of the Credit Agreement. Effective as of the First Amendment Effective Date (as defined below):
           (a) Section 1.01 of the Credit Agreement is amended to add definitions of the following terms in appropriate alphabetical order:
      ‘Tulare Transaction’ means the sale of substantially all the assets owned by Cheese and Protein International LLC and Golden Valley Dairy Products, both of which are wholly owned by the Borrower, or the sale of all outstanding Equity Interest in each of such entities.
      ‘Tulare Net Proceeds’ means the cash proceeds received by the Borrower from the Tulare Transaction, net of all reasonable fees and out-of-pocket expenses, including without limitation legal fees and accountants’ fees.

           (b) Amendment of Section 6.05. Subsection 6.05 of the Credit Agreement is amended by (i) deleting the word “and” at the end of paragraph (h), (ii) inserting the word “and” at the end of paragraph (i) and (iii) inserting a new paragraph (j) that reads in its entirety as follows:
      “(j) the completion by the Borrower of the Tulare Transaction for an aggregate cash purchase price of not less than $200,000,000;”
          (c) Amendment of Subsection 6.08(a)(ii). Subsection 6.08(a)(ii) is amended to read in its entirety as follows:
     “(ii) provided that no Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments (including cash payments of patronage dividends and of revolvements and redemptions of Equity Interests) on any Payment Date in an amount not in excess of the sum of (v) $60,500,000, plus (w) at any time after the receipt by the Borrower of the Tulare Net Proceeds, the aggregate amount of the Tulare Net Proceeds, plus (x) 50% of the Borrower’s cumulative Consolidated Net Income (excluding any nonrecurring gains resulting from the completion of the Tulare Transaction) during each Non-Investment Grade RP Period plus (y) 100% of the Borrower’s cumulative Consolidated Net Income (excluding any nonrecurring gains resulting from the completion of the Tulare Transaction) during each Investment Grade RP Period minus (z) the aggregate amount of Restricted Expenditures during the relevant Calculation Period (after giving effect to any other Restricted Expenditures to be made on such Payment Date);”
      (d) Amendment of Subsection 6.08(b)(iv). Subsection 6.08(b)(iv) is amended to read in its entirety as follows:
     “(iv) in addition to any purchases pursuant to clause (vii), the Borrower may make repurchases of Senior Notes and Senior Second Lien Notes on any Payment Date after the Effective Date in an amount not in excess of the sum of (v) $60,500,000 plus (w) at any time after the receipt by the Borrower of the Tulare Net Proceeds, the aggregate amount of the Tulare Net Proceeds, plus (x) 50% of the Borrower’s cumulative Consolidated Net Income (excluding any nonrecurring gains resulting from the completion of the Tulare Transaction) during each Non-Investment Grade RP Period, plus (y) 100% of the Borrower’s cumulative Consolidated Net Income (excluding any nonrecurring gains resulting from the completion of the Tulare Transaction) during each Investment Grade RP Period, minus (z) the aggregate amount of Restricted Expenditures during the relevant Calculation Period (after giving effect to any other Restricted Expenditures to be made on such Payment Date); provided that (A) immediately after giving effect to any such repurchase (and the Repurchase Expenditures made or to be made in connection therewith) the aggregate amount of the unused Commitments is not less than $100,000,000, (B) no Default exists at the time of and after giving effect to any such repurchase, (C) the aggregate amount of Repurchase Expenditures effected pursuant to this clause

(iv) shall not exceed the aggregate amount of increases in the Commitments effected pursuant to Section 2.18, and (D) at the time of any such repurchase, the Senior Secured Debt to EBITDA Ratio is not greater than 1.50 to 1.00 (or, if the Collateral has been released from the Liens of the Security Documents pursuant to Section 9.14, the Senior Debt to EBITDA Ratio is not greater than 2.00 to 1.00);”
          SECTION 2. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders, the Administrative Agent and the Collateral Agent that, as of the Amendment Effective Date:
          (a) This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b) The representations and warranties set forth in Article III of the Credit Agreement are, after giving effect to this Amendment, true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they were true and correct in all material respects as of such earlier date).
          (c) No Default or Event of Default has occurred and is continuing.
          (d) After giving effect to this Amendment, the Collateral and Guarantee Requirement has been satisfied.
          SECTION 3. Effectiveness. This Amendment and the amendment of the Credit Agreement effected hereby shall become effective as of the first date (the “First Amendment Effective Date”) on which the following conditions have been satisfied:
          (a) The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (i) the Administrative Agent, (ii) the Borrower, and (iii) the Required Lenders.
          (b) The Administrative Agent shall have received a certificate of a Financial Officer to the effect that the representations and warranties set forth in Section 2 hereof are true and correct on and as of the First Amendment Effective Date.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of this Amendment and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, this Amendment, and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

          (d) The Administrative Agent shall have received all fees and other amounts due from any Loan Party hereunder or under the Credit Agreement or any other Loan Document on or prior to the First Amendment Effective Date and, to the extent invoiced on or prior to the First Amendment Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under the Credit Agreement or any other Loan Document.
The Administrative Agent shall notify the Borrower and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.
          SECTION 4. Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          (b) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
          SECTION 5. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out of pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.
          SECTION 6. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Credit Agreement, the execution, delivery and performance of this Amendment and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

          SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
          SECTION 8. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          SECTION 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.